SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event
reported): March 26, 2002

Emerson Electric Co.
(Exact Name of Registrant as Specified in Charter)

Missouri	1-278	43-0259330
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
8000 West Florissant Avenue St. Louis, Missouri		63136
(Address of Principal Executive Offices)		(Zip Code)
Registrant's telephone number, including area code: (314) 553-2000

Item 9.     Regulation FD Disclosure.

        The following information is furnished pursuant to Regulation FD.

Emerson GAAP Underlying Orders - 13 Month Summary
(Percent change. Trailing 3-month average versus prior year.)

	Feb. ’01	Mar. ’01	Apr. ’01	May ’01	Jun. ’01

Industrial Automation	flat	-5-0	-10-5	-10-5	-10-5
HVAC	+5	-5-0	-5-0	-5-0	-10-5
Electronics and Telecom	-5-0	->20	->20	->20	->20
Appliance and Tools	-5	-10-5	-10-5	-10-5	-5
Process Control	+15	+15-20	+15-20	+10-15	+15-20
Total Emerson	+0-5	-10-5	-10-5	-10-5	-15-10

	Jul. ’01	Aug. ’01	Sep. ’01	Oct. ’01	Nov. ‘01

Industrial Automation	-15-10	-15-10	-15-10	-10	-15-10
HVAC	-15-10	-20-15	-15-10	-10-5	-15-10
Electronics and Telecom	->30	->30	->30	->30	->30
Appliance and Tools	-10-5	-5	-10-5	-10-5	-10-5
Process Control	+15-20	+15-20	+5-10	+5-10	+0-5
Total Emerson	-20-15	-20-15	-20-15	-15	-20-15

	Dec. ’01	Jan. ’02	Feb. ’02

Industrial Automation	-20-15	-20-15	-20
HVAC	-20-15	-15-10	-5-0
Electronics and Telecom	->30	->30	->30
Appliance and Tools	-10-5	-5-0	-5-0
Process Control	+5-10	+0-5	-5-0
Total Emerson	-20-15	-20-15	-15-10

February ‘02 Order Comments:

Industrial Automation orders reflect continued widespread restrained spending in the North American and European industrial goods markets.

HVAC orders reflect the recent upturn in U.S. residential air conditioning orders. Inventory levels at both OEMs and distributors remain at historically low levels.

Electronics and Telecom orders continue to reflect the broad weakness in the computing and telecom equipment markets.

Appliance and Tools orders primarily reflect weak demand for commercial-related motors, tools and storage products. However, consumer housing-related demand remains solid.

Process orders softened, driven by lower short-cycle maintenance and repair activity due to a slowdown in capital spending. Large oil and gas projects remain strong, and new project award activity, yet to be included in orders, has also been strong.

2

Total Emerson orders improved in February, indicating improved business conditions and supporting the outlook for increasing sales in sequential quarters, albeit at a modestly slower pace than previously anticipated.

Sales growth for the March quarter is now expected to be within the range of the November to January order rates, versus earlier expectations for a modest double-digit decline. On a sequential basis, sales growth for the quarter will be positive.

3

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMERSON ELECTRIC CO. (Registrant)
Date: March 26, 2002	By:	s/H. M. Smith
H. M. Smith Assistant General Counsel and Assistant Secretary